Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2007 (November 13, 2007 as to Note 3 and Note 9) (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 described in Note 6, (ii) retrospectively adjusting for discontinued operations as described in Note 3, and (iii) the condensed consolidating financial information associated with subsidiary guarantees as described in Note 9 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Fiserv, Inc. incorporated by reference from the Current Report on Form 8-K of Fiserv, Inc. dated November 13, 2007 and our report dated February 20, 2007 with respect to management’s report on the effectiveness of internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
November 13, 2007